UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
                                (AMENDMENT NO. 4)

            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            ELMER'S RESTAURANTS, INC.
                       (NAME OF SUBJECT COMPANY (ISSUER))

                                 BRUCE N. DAVIS
                               LINDA ELLIS-BOLTON
                                 KAREN K. BROOKS
                               RICHARD P. BUCKLEY
                                 DAVID D. CONNOR
                               STEPHANIE M. CONNOR
                                THOMAS C. CONNOR
                             CORYDON H. JENSEN, JR.
                              DEBRA A. WOOLLEY-LEE
                                 DOUGLAS A. LEE
                                  DAVID C. MANN
                               SHEILA J. SCHWARTZ
                                 GERALD A. SCOTT
                               WILLIAM W. SERVICE
                                DENNIS M. WALDRON
                                  GARY N. WEEKS
                                  GREG W. WENDT
                               RICHARD C. WILLIAMS
                                DOLLY W. WOOLLEY
                              DONALD W. WOOLLEY AND
                           DONNA P. WOOLLEY, TOGETHER
                     WITH ERI ACQUISITION CORP., AS OFFEROR
            (NAMES OF FILING PERSONS (IDENTIFYING STATUS AS OFFEROR,
                            ISSUER OR OTHER PERSON))

                           COMMON STOCK, NO PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                     289393
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                           JEFFREY C. WOLFSTONE, ESQ.
                            GREGORY L. ANDERSON, ESQ.
                            BENJAMIN G. LENHART, ESQ.
                                 LANE POWELL PC
                        601 SW SECOND AVENUE, SUITE 2100
                             PORTLAND, OREGON 97204
                                 (503) 778-2100

                 (NAME, ADDRESS, AND TELEPHONE NUMBERS OF PERSON
               AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON
                            BEHALF OF FILING PERSONS)

                            Calculation of Filing Fee
--------------------------------------------------------------------------------
Transaction valuation*                                 Amount of filing fee**
         $6,019,091                                            $708.45
--------------------------------------------------------------------------------
*Estimated for purposes of calculating the filing fee only. This calculation assumes the purchase of 756,601 shares of common stock of Elmer's Restaurants, Inc. at the tender offer price of $7.50 per share of common stock. The transaction value also includes the offer price of $7.50 less $4.81, which is the average exercise price of outstanding options, multiplied by 128,098, the estimated number of options outstanding not held by the Filing Persons listed above.

**The amount of filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Fee Rate Advisory No. 6 for fiscal year 2005, equals $117.70 per million of transaction value, or $708.45.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  Amount Previously Paid:   $708.45
                                            -------------------------
                  Form or Registration No.: SC TO-T/13E3
                                            ---------------------------
                  Date Filed:               December 20, 2004
                                            ---------------------------
                  Filing Party:             Bruce N. Davis, Linda Ellis-Bolton,
Karen K. Brooks, Richard P. Buckley, David D. Connor, Stephanie M. Connor, Thomas C. Connor, Corydon H. Jensen, Jr., Debra A. Woolley-Lee, Douglas A. Lee, David C. Mann, Sheila J. Schwartz, Gerald A. Scott, William W. Service, Dennis
M. Waldron, Gary N. Weeks, Greg W. Wendt, Richard C. Williams, Dolly W. Woolley, Donald W. Woolley, and Donna P. Woolley, together with ERI Acquisition Corp.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

                  [X]      third-party tender offer subject to Rule 14d-l.
                  [ ]      issuer tender offer subject to Rule 13e-4.
                  [X]      going-private transaction subject to Rule 13e-3.
                  [X]      amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

--------------------------------------------------------------------------------
   CUSIP No. 289393
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Linda Ellis-Bolton

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                            |_|
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to ERI Acquisition Corp. ("Purchaser") by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's Restaurants, Inc. ("Elmer's") not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Karen K. Brooks

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Richard P. Buckley

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Thomas C. Connor

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     David D. Connor

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Stephanie M. Connor

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Bruce N. Davis

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Corydon H. Jensen, Jr.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Douglas A. Lee

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Debra A. Woolley-Lee

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     David Mann

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Sheila J. Schwartz

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Gerald A. Scott

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     William W. Service

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Dennis M. Waldron

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Gary M. Weeks

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Greg W. Wendt

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Richard C. Williams

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Dolly W. Woolley

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Donald W. Woolley

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

----------------------- --------------------------------------------------------
   CUSIP No. 289393
----------------------- --------------------------------------------------------
    1       NAME OF REPORTING PERSON
                     Donna P. Woolley

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     N/A

----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X| (b) |_|
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS                                                  OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                           |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------- ---------- ---------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
SHARES BENEFICIALLY
   OWNED BY EACH                            -0- shares
  REPORTING PERSON      ---------- ---------------------------------------------
        WITH                8      SHARED VOTING POWER

                                            -1,339,845- shares*
                        ---------- ---------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                            -0- shares
                        ---------- ---------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            -1,339,845- shares*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,339,845*
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
            CERTAIN SHARES                                                  |_|
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11               63.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON                                         IN
----------- --------------------------------------------------------------------

* The number of shares includes 1,086,344 shares pledged to Purchaser by its members for contribution upon the successful completion of the tender offer by Purchaser and its members for the outstanding common stock of Elmer's not owned by the members, and 253,501 options to purchase common stock of Elmer's exercisable within 60 days from December 20, 2004 that may be exercised and contributed to Purchaser.

                                   SCHEDULE TO

         This Amendment No. 4 (this "Amendment") amends and/or supplements the Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO filed with the Securities and Exchange Commission (the "Commission") on December 20, 2004 by ERI Acquisition Corp., a newly formed Oregon corporation ("Purchaser") and the individuals listed thereon, as amended and/or supplemented by Amendment No. 1 filed with the Commission on January 11, 2005; as further amended and/or supplemented Amendment No. 2 filed with the Commission on January 13, 2005, and as further amended and/or supplemented by Amendment No. 3 filed January 18, 2005 (collectively, the "Schedule TO"). The Schedule TO along with this Amendment relates to the offer by Purchaser to purchase all of the outstanding shares of common stock, no par value per share (the "Shares"), of Elmer's Restaurants, Inc., an Oregon corporation ("Elmer's"), not currently owned by the Continuing Shareholders (as defined in the Offer to Purchase), at a purchase price of $7.50 per Share, in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 20, 2004, as amended (the "Offer to Purchase"), a copy of which is attached hereto as Exhibit (a)(1)(i), and in the related Letter of Transmittal, as amended (the "Letter of Transmittal"), a copy of which is attached hereto as Exhibit (a)(1)(ii), (the Offer to Purchase and the Letter of Transmittal, together with any supplements or amendments, collectively, constitute the "Offer"). Any capitalized terms used and not otherwise defined herein has the meaning given to such term in the Offer to Purchase.

         The information set forth in the Offer to Purchase and in the related Letter of Transmittal is expressly incorporated herein by reference in response to all of the Items of this Amendment, including without limitation all of the information required by Schedule 13E-3 that is not included in or covered by the items in the Schedule TO. In addition, the information set forth in Items 1 through 13 of the Schedule TO are incorporated herein by reference with respect to Items 1 through 13 of this Amendment, except those Items as to which information specifically provided herein is relevant, in which case the information contained in the Schedule TO is incorporated herein by reference in parties answer to those Items unless otherwise noted hereto.

         For purposes of this Amendment, all references to the Offer to Purchase that are expressly set forth in this Amendment or incorporated herein by reference from other documents specifically refer to the Offer to Purchase dated December 20, 2004, as amended, unless otherwise stated herein.

         This Amendment also constitutes an amendment to the Schedule 13D filed on August 6, 2004, as amended by Amendment No. 1 filed on August 9, 2004, and as amended and restated by Amendment No. 2 filed November 19, 2004, by Purchaser and the Continuing Shareholders.


--------------------------------------------------------------------------------

ITEM 12. EXHIBITS.

Item 12 of the Schedule TO is hereby amended by replacing Exhibit (a)(1)(i) and Exhibit (a)(1)(ii) with the following:

         (a)(1)(i)  Offer to Purchase, dated December 20, 2004, as amended.
         (a)(1)(ii) Letter of Transmittal, as amended.

                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 18, 2005                       ERI ACQUISITION CORP.

                                              By: /s/ BRUCE N. DAVIS
                                                  ------------------------------
                                              Name:  Bruce N. Davis
                                              Title:  President and CEO


/s/ LINDA ELLIS-BOLTON                       /s/ GERALD A. SCOTT
--------------------------------------       -----------------------------------
Linda Ellis-Bolton                           Gerald A. Scott

/s/ KAREN K. BROOKS                          /s/ SHEILA J. SCHWARTZ
--------------------------------------       -----------------------------------
Karen K. Brooks                              Sheila J. Schwartz

/s/ RICHARD P. BUCKLEY                       /s/ WILLIAM W. SERVICE
--------------------------------------       -----------------------------------
Richard P. Buckley                           William W. Service

/s/ DAVID D. CONNOR                          /s/ DENNIS M. WALDRON
--------------------------------------       -----------------------------------
David D. Connor                              Dennis M. Waldron

/s/ STEPHANIE M. CONNOR                      /s/ GARY N. WEEKS
--------------------------------------       -----------------------------------
Stephanie M. Connor                          Gary N. Weeks

/s/ Thomas C. Connor                         /s/ GREGORY W. WENDT
--------------------------------------       -----------------------------------
Thomas C. Connor                             Gregory W. Wendt

/s/ BRUCE N. DAVIS                           /s/ RICHARD C. WILLIAMS
--------------------------------------       -----------------------------------
Bruce N. Davis                               Richard C. Williams

/s/ CORYDON H. JENSEN, JR.                   /s/ DOLLY W. WOOLLEY
--------------------------------------       -----------------------------------
Corydon H. Jensen, Jr.                       Dolly W. Woolley

/s/ DEBORAH A. WOOLLEY-LEE                   /s/ DONALD W. WOOLLEY
--------------------------------------       -----------------------------------
Debra A. Woolley-Lee                         Donald W. Woolley

/s/ DOUGLAS A. LEE                           /s/ DONNA P. WOOLLEY
--------------------------------------       -----------------------------------
Douglas A. Lee                               Donna P. Woolley

/s/ DAVID C. MANN
--------------------------------------
David C. Mann

                                  EXHIBIT INDEX


  EXHIBIT                   DESCRIPTION

(a)(1)(i)       Offer to Purchase dated December 20, 2004, as amended.
(a)(1)(ii)      Letter of Transmittal, as amended.